EXHIBIT 19.

GREENE COUNTY BANCORP, INC.
INSIDER TRADING POLICY

Greene County Bancorp, Inc. (the “Company”) is a public company whose common stock is listed on the Nasdaq Capital Market and is registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit. Additionally, there are specific rules which effectively prohibit purchases and sales, or sales and purchase, of the Company’s stock by insiders in any given six-month period.1

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. If you are uncertain of your responsibilities under this policy, or before you are ever going to make a transaction in the Company’s securities, please contact the Company’s Filing Coordinator.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your relationship with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, the Bank of Greene County (the “Bank”) or any other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

•
Financial or accounting problems;
•
Estimates of future earnings or losses;
•
Significant non-recurring gains or losses;
•
Events that could result in restating financial information;
•
A proposed acquisition, sale or merger;
•
A pending or proposed second-step conversion transaction;
•
Changes in key management personnel;
•
Beginning or settling a major lawsuit;
•
Changes in dividend policies including with regard to waivers of dividends by Greene County Bancorp, MHC;
•
Declaring a stock split;
•
A stock repurchase program; or
•
A stock or bond offering.

1 See Appendix for explanation of prohibition against short-swing trading.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and the investing public has had an opportunity to assimilate it.

Trading Guidelines

A.
Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade or gift any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. After the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information subject to certain specific exceptions noted below.

This means the following with respect to any Bank or Company employee benefit plans:

●
401(k) Plan. If the Company’s 401(k) plan permits participants to invest in Company common stock, an officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of the Company stock held within the 401(k) plan, or (ii) increase an existing election to invest funds in the Company’s stock. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.

●
Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.

●
Stock Options. The Company should not generally make option awards to Named Executive Officers (as defined in SEC Regulation S-K) in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material non-public information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

B.
Additional Guidelines Applicable to the Company, Senior Officers, All Directors, and All Persons in the Accounting Department (the “Restricted Group”).

1.
Blackout Periods

Quarterly Blackout Periods. No person or entity in the Restricted Group should trade in or gift Company securities during a blackout period that begins on the 20th day of the last month of each calendar quarter (i.e., on March 20, June 20, September 20 and December 20) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock fund. However, ongoing purchases through the 401(k) plan or other Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period).

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into before the start of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s Board of Directors. See also Section C.5 below.

2.
Selling Short. No person or entity in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

3.
Hedging. Ownership of the Company’s securities by the Company’s officers and members of the Board of Directors promotes alignment of the interests of the Company’s stockholders with those of its leadership. The Company recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s securities can disrupt this alignment, interfere with the Company’s compensation programs and philosophies, and undermine policies regarding stock ownership. Further, hedging is highly speculative and gives the appearance of a lack of confidence in the Company’s future prospects and therefore is inappropriate for officers and directors. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the Company’s securities would affect the value of the securities of the Company owned by an officer or director is prohibited. Examples of prohibited hedging transactions include (i) short sales of the Company common stock (the practice of selling a security borrowed from another), (ii) buying put options or selling call options relating to the Company common stock, (iii) selling security futures contracts relating to Company common stock, (iv) entering into prepaid variable forward sale contracts, equity swaps, or zero cost collars relating to the Company common stock, and (v) contributing Company common stock to an exchange fund in exchange for an interest in the fund. Cashless exercises of employee stock options are not deemed short sales for purposes of this policy.

4.
Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third-party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third-party must submit a request for approval to the Company’s Board of Directors at least two weeks before the execution of the documents evidencing the proposed pledge.

C.
Additional Rules

1.
Pre-Clearance and Reporting. Any trade or gifting of the Company’s securities by a director or executive officer, or a family member sharing the same household or a corporation or trust they control, should be pre-cleared with the Filing Coordinator identified in the Company’s Section 16 Compliance Program and must be reported promptly to the Filing Coordinator once made. If, upon requesting clearance, you are advised that Company stock may not be traded or gifted, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-apply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to prevent both inadvertent short-swing profit or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major corporate development).

2.
Options and Other Stock Plans. The exercise of stock options and/or sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator should be contacted before any such transaction is conducted.

3.
Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 also requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

4.
Company Stock Repurchases. Members of the Restricted Group are discouraged from purchasing or selling Company shares within four business days before or after an announcement of a share repurchase plan, or an announcement of any increase in a share repurchase plan.

5.
Pre-Clearance for Rule 10b5-1 Plans. Directors and executive officers may not implement an individual trading plan under SEC Rule 10b5-1 at any time without prior clearance. The Company, directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, the Company, directors and executive officers may not enter into a trading plan during a quarterly blackout period, a temporary blackout period or a pension fund blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Additionally, transactions under a trading plan (other than for the Company) may only begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption of the trading plan or (ii) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the trading plan was adopted, whether disclosed in a Form 10-Q or Form 10-K, as applicable (but in no case can disclosure exceed 120 days following plan adoption or modification). For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption of the trading plan. The actual establishment of a trading plan must be reported to the Filing Coordinator so that the required public disclosure (including a description of the material terms of such trading plan) can be made in the Company’s SEC filings. Transactions made under a trading plan must then be promptly reported to the Filing Coordinator who will prepare the necessary Form 4.

D.
Additional Rules Applicable to Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for merger, acquisition or for another significant business relationship (such as a joint venture) or whenever the Company is engaged in active discussion regarding the sale of control of the Company, all of the Company’s personnel involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship should not trade in any of the Company’s securities and any securities of the other company without first contacting the Filing Coordinator, who may consult with outside counsel.

Note:
This policy applies to personal securities transactions by the directors, officers and employees identified above, and also applies to:

(a)
Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and

(b)
Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation or trust they control or by a family member sharing the same household should be discussed in advance with the Filing Coordinator or Company counsel.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.

A.
Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by stockholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

B.
Prohibition Against Internet Disclosure

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

If you have any questions regarding this Policy, contact the Company’s Disclosure Policy Compliance Officer or the Filing Coordinator.

Appendix

Prohibition Against Short-Swing Trading

Section 16(b) of the Exchange Act requires that every executive officer, director and 10% stockholder who either purchases and sells or sells and purchases any of the Company’s securities within a six-month period turn over to the Company any profit realized (calculated by setting the highest sale during the applicable period against the lowest purchase during that period, without offset for any losses), whether or not his or her trading was actually based on material, inside information. Good faith is no defense and compliance with Rule 10b-5 does not preclude the application of Section 16(b). An action may be brought by the Company or by any stockholder suing on its behalf, and the courts apply Section 16(b) rigorously and mechanically with the intention of preventing short-swing trading by corporate insiders.

The mechanics of Section 16(b) are as follows: A six-month period is evaluated for all purchases and sales of shares beneficially owned by an insider. Many different types of transactions may constitute a purchase or sale for purposes of this rule, including for example, certain corporate reorganizations. Transactions are paired so that the lowest purchase price is matched against the highest sale price. It is not necessary for the same shares to be involved in each of the matched transactions. Moreover, beneficial ownership may include indirect ownership of stock, for example, through trusts or estates. In some circumstances, stock held by close relatives may be considered to be owned beneficially by an executive officer or director and consequently, a purchase (or sale) by a close relative could be matched with a sale (or purchase) by the executive officer or director to produce a recoverable profit. Losses cannot be offset against gains. Thus, it is possible under this method to compute a “profit” from trading during a six-month period when, in fact, the executive officer, director or 10% stockholder has sustained overall economic losses from trading in the Company’s equity securities.

All executive officers who are subject to Section 16 and all directors should always consult with the Company’s Filing Coordinator before making a purchase or sale in the Company’s securities.